UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2023

Chemomab Therapeutics Ltd.
(Exact name of Registrant as Specified in Its Charter)

State of Israel	001-38807	81-3676773
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Kiryat Atidim, Building 7
Tel Aviv, Israel	6158002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +972-77-331-0156

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing twenty (20) ordinary shares, no par value per share	CMMB	Nasdaq Capital Market

Ordinary shares, no par value per share	N/A	Nasdaq Capital Market*

* Not for trading; only in connection with the registration of American Depositary Shares.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

Chemomab Therapeutics Ltd. (“we,” “us,” “our,” or the “Company”) is disclosing its consolidated audited financial statements for the fiscal year ended December 31, 2022 and the corresponding Management’s Discussion and Analysis of Financial Condition and Results of Operations. The Company intends to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 no later than March 31, 2023.

With respect to the presentation of financial results for historical periods that preceded the Merger (as defined below), the terms “we”, “us,” “our,” or “the Company” refer to the financial results of the Company’s wholly owned subsidiary, Chemomab Ltd. (the “Subsidiary”), which was the accounting acquirer in the Merger. References to the “Merger” refer to the merger involving Anchiano Therapeutics Ltd., or Anchiano, and the Subsidiary, whereby a wholly owned subsidiary of Anchiano merged with and into the Subsidiary, with the Subsidiary surviving as a wholly owned subsidiary of Anchiano. Upon consummation of the Merger on March 16, 2021, Anchiano changed its name to “Chemomab Therapeutics Ltd.” and the business conducted by the Subsidiary became primarily the business conducted by the Company.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements. Some of the information contained in this discussion and analysis, particularly with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read “Cautionary Statement Regarding Forward-Looking Statements” and Item 1A “Risk Factors” of our Annual Report on Form 10-K filed on March 30, 2022 for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a clinical-stage biotechnology company focused on the discovery and development of innovative therapeutics for fibrotic and inflammatory diseases with high unmet needs. Based on the unique and pivotal role of the soluble protein CCL24 in promoting fibrosis and inflammation, we developed CM-101, a monoclonal antibody designed to bind and block CCL24 activity. We believe CM-101 has demonstrated the potential to treat multiple severe and life-threatening fibrotic and inflammatory diseases.

We have pioneered the therapeutic targeting of CCL24, a chemokine that promotes various types of cellular processes that regulate inflammatory and fibrotic activities through the CCR3 receptor. The chemokine is expressed in various types of cells, including immune cells, endothelial cells and epithelial cells. We have developed a novel CCL24 inhibiting product candidate with dual anti-fibrotic and anti-inflammatory activity that modulates the complex interplay of both of these inflammatory and fibrotic mechanisms, which drive abnormal states of fibrosis and clinical fibrotic diseases. This innovative approach is being developed for difficult to treat rare diseases, also known as orphan indications or diseases, such as primary sclerosing cholangitis (PSC) and systemic sclerosis (SSc) for which patients have no established disease-modifying treatment options. We estimate that there are approximately 77 thousand patients suffering from PSC in the U.S., EU and Japan, representing over a $1 billion market opportunity, and approximately 170 thousand patients suffering from SSc in those same markets, representing over a $1.5 billion market opportunity.

CM-101, our lead clinical product candidate, is a first-in-class humanized monoclonal antibody that attenuates the basic function of the soluble chemokine CCL24, also known as eotaxin-2, as a regulator of major inflammatory and fibrotic pathways. We have demonstrated that CM-101 interferes with the underlying biology of inflammation and fibrosis through a novel and differentiated mechanism of action. Based on these findings, we are actively advancing CM-101 in Phase 2 clinical studies directed toward two distinct clinical indications that include patients with liver or skin, and/or lung fibrosis. We are currently conducting a Phase 2 clinical study in PSC, a rare obstructive and cholestatic liver disease. The study is actively recruiting patients in the U.S., Europe and Israel and is being expanded by adding clinical sites, an additional high dose arm (20mg/kg) as well as an open label extension. We had earlier proposed to add both low and high dose arms to the study but the recent encouraging results reported from our Phase 2 liver fibrosis trial in NASH patients, dosed at 5mg/kg, along with the positive Phase 1b data we previously reported in non-alcoholic fibrotic liver disease (NAFLD) patients dosed at 5mg/kg and 2.5mg/kg, are seen as providing us sufficient data on the performance of the lower dose to drop it from the current trial, which is focusing on the 10mg/kg and 20g/kg doses. We believe this change will facilitate timely conduct and completion of the trial. If regulators in the future do not agree that the existing low dose data is sufficient, we always have the option to add a lower dose group as part of the Phase 3 clinical program.

We are also planning to open a Phase 2 clinical trial in SSc in the first half of 2023. The trial in SSc, a rare autoimmune rheumatic disease characterized by fibrosis in the skin and lung and other organs, will focus on establishing biological and clinical proof of concept in this patient population. Although our primary focus is on these two rare indications, as we noted, an additional Phase 2 clinical study in patients with liver fibrosis due to non-alcoholic steatohepatitis (NASH) has recently been completed. This trial provided safety and pharmacokinetic (PK) data and was informative in determining whether we will advance the development of our current subcutaneous formulation of CM-101. Additionally, the trial measured a number of biomarkers that may be relevant to the potential activity of CM-101 in other fibro-inflammatory conditions. We recently reported results from this trial, which showed that the trial met its primary endpoint of safety and tolerability, and that CM-101 demonstrated encouraging activity in secondary endpoints that include a range of liver fibrosis biomarkers and physiologic assessments.

Components of Operating Results

Revenues

To date, we have not generated any revenue from product sales and do not expect to generate any revenue from product sales in the near future. If development efforts for our product candidates are successful and result in our receipt of necessary regulatory approvals, or if our development efforts otherwise lead to any commercialized products or additional license agreements with third parties, then we may generate revenue in the future from product sales.

Research and Development Expenses, net

Research and development expenses consist primarily of costs incurred in connection with the development of our product candidates. These expenses include:

•
expenses incurred under agreements with clinical research organizations and contract manufacturing organizations, as well as investigative sites and consultants that conduct our clinical trials, preclinical studies and other scientific development services;

•	manufacturing scale-up expenses and the cost of acquiring and manufacturing preclinical and clinical trial materials;

•
employee-related expenses, including salaries, related benefits, travel and share-based compensation expenses for employees engaged in research and development functions, as well as external costs, such as fees paid to outside consultants engaged in such activities;

•	license maintenance fees and milestone fees incurred in connection with various license agreements;

•	costs related to compliance with regulatory requirements; and

•	depreciation and other expenses.

We recognize external development costs based on an evaluation of the progress to completion of specific tasks using information provided to us by our service providers.

We do not allocate employee costs or facility expenses, including depreciation or other indirect costs, to specific programs because these resources are deployed across multiple programs and, as such, the related costs are not separately classified. We use internal resources primarily to oversee our research, as well as for managing our preclinical development, process development, manufacturing and clinical development activities. Our employees work across multiple programs; therefore, we do not track the related expenses by program.

Research and development activities are fundamental to our business. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. As a result, we expect that our research and development expenses will increase substantially over the next several years as we continue to advance the development of our product candidates. We also expect to incur additional expenses related to milestone and royalty payments payable to third parties with whom we have entered into license agreements.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related benefits, share-based compensation expenses for personnel in executive and administrative functions, insurance and professional fees for legal, consulting, accounting and audit services.

We anticipate that our general and administrative expenses will increase in the future due to increased headcount and professional fees to support our continued research activities and development of our product candidates. We also anticipate that we will continue to incur accounting, audit, legal, regulatory, compliance, director and officer insurance costs, as well as investor and public relations expenses associated with being a public company. Additionally, once we believe that regulatory approval of a product candidate appears likely, we will begin to incur a material increase in payroll and related expenses as a result of preparation for commercial operations, particularly in respect of sales and marketing.

Financing Expenses, Net

Financing expenses, net consist primarily of income or expenses related to revaluation of foreign currencies and interest income on our bank deposits.

Results of Operations

The following table summarizes our results of operations for the years ended December 31, 2022 and 2021:

	Year ended December 31,
	2022	2021
Operating Expenses:	(in thousands)
Research and development	$16,977	$6,334
General and administrative	11,556	6,033
Total operating expenses	28,533	12,367

Financing (income) expense, net	(353)	111
Loss before taxes	28,180	12,478
Taxes on income (benefit)	(534)	—

Net loss	$27,646	$12,478

Our results of operations have varied in the past and can be expected to vary in the future due to numerous factors. We believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

Year ended December 31, 2022 Compared to the Year Ended December 31, 2021

Research and development expenses

Research and development expenses increased by approximately $10.7 million, or 168%, to approximately $17.0 million for the year ended December 31, 2022 compared to approximately $6.3 million for the year ended December 31, 2021. The increase resulted primarily from an increase in headcount and payments to consultants and subcontractors for clinical and pre-clinical activities.

General and administrative expenses

General and administrative expenses increased by approximately $5.6 million, or 92%, to approximately $11.6 million for the year ended December 31, 2022 compared to approximately $6.0 million for the year ended December 31, 2021. This increase was primarily due to increase in headcount and professional fees and insurance expense and share-based compensation.

Financing (income) expense, net

Financing expenses, net, increased by approximately $464 thousand, or 418%, to net income of $353 thousand for the year ended December 31, 2022 compared to a net loss of $111 thousand for the year ended December 31, 2021. Financing expense, net for the year ended December 31, 2022 was primarily related to foreign currency exchange rate differences, offset by interest income on deposits. Financing income, net for 2021 was primarily related to interest income on deposits, offset by foreign currency exchange rate differences.

Taxes on Income

Taxes on income, net, for the year ended December 31, 2022 were $534 thousand. The tax benefit is related to a tax return of Chemomab Therapeutics Inc., a wholly owned subsidiary of the Company, derived by carryback of net operating losses. Chemomab Therapeutics Inc. received $351 thousand in December 2022 on account of previous years and expects to receive the remainder $183 thousand in 2023.

Cash Flows

The following table summarizes our cash flows for the years ended December 31, 2022 and 2021:

	Year ended December 31,		Increase/(decrease)
	2022	2021	$	%
	(in thousands)
Net cash used in operating activities	$(20,370)	$(12,374)	$(7,996)	65%
Net cash provided by (used in) investing activities	19,533	(45,186)	64,719	(143)%
Net cash provided by (used in) financing activities	(808)	61,074	(61,882)	(101)%
Net increase (decrease) in cash, cash equivalents and restricted cash	$(1,645)	$3,514	$(5,159)	(147)%

Operating activities

Net cash used in operating activities for the year ended December 31, 2022 was approximately $20.4 million and included net loss of $27.6 million, partially offset by net cash used by changes in operating assets and liabilities of approximately $4.0 million and non-cash charges of $3.3 million, which mainly included share-based compensation expenses.

Net cash used in operating activities for the years ended December 31, 2021 was approximately $12.4 million and included net loss of $12.5 million, partially offset by net cash provided by changes in operating assets and liabilities of $1.9 million and non-cash charges of $2.0 million, which mainly included share-based compensation expenses.

Investing activities

Net cash provided by investing activities for the year ended December 31, 2022 was approximately $19.5 million, which was primarily related to investment in short-term deposits offset by purchasing of fixed assets.

Net cash used in investing activities for the year ended December 31, 2021 was $45.2 million, which was primarily related to purchase of fixed assets and investment in bank deposits.

Financing activities

Net cash used in financing activities for the year ended December 31, 2022 was approximately $0.8 million, consisting of $0.3 million of proceeds from the sale of ADSs, $0.1 million of proceeds from the exercise of stock options offset by the repurchase of shares in the amount of $1.2 million.

Net cash provided by financing activities for the year ended December 31, 2021 was $61.1 million, consisting of $58.7 million of proceeds from the sale of ADSs, primarily from the Private Placement (as defined and described below) and issuances under the Sales Agreement with Cantor, and $2.4 million of cash acquired in the Merger.

Funding Requirements

We expect our expenses to increase substantially as we advance the clinical trials of our product candidate. In addition, we expect to continue to incur additional costs associated with operating as a public company.

We believe that our existing cash, cash equivalents and bank deposits will enable us to fund our operating expenses and capital expenditure requirements at least through March 31, 2024. We have based these estimates on assumptions that may prove to be wrong, and we could expend our capital resources sooner than we expect. If we receive regulatory approval for any of our product candidates, we expect to incur significant commercialization expenses related to product manufacturing, sales, marketing and distribution.

Until such time, if ever, that we generate product revenue sufficient to achieve profitability, we expect to finance our cash needs through the sales of our securities and through other outside funding sources. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through government and other third-party funding, collaboration agreements, strategic alliances, licensing arrangements or marketing and distribution arrangements, then we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, then we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market products or product candidates that we would otherwise prefer to develop and market.

Liquidity and Capital Resources

In connection with the Merger, on March 15, 2021, we entered into Securities Purchase Agreements with certain investors, pursuant to which we agreed to sell approximately $45.5 million of the ADSs in a private placement transaction (the Private Placement). The Private Placement closed on March 22, 2021, at which time we sold 2,619,270 ADSs together with warrants to purchase up to 261,929 ADSs at an exercise price of $17.35 per ADS. The warrants expire five years from the date of issuance, and, if exercised in full, will provide proceeds of approximately $4.5 million.

On April 30, 2021, we entered into the Sales Agreement with Cantor Fitzgerald & Co. (Cantor). Pursuant to the Sales Agreement, we may offer and sell, from time to time,  ADSs having an aggregate offering price of up to $75 million through Cantor (the ATM Facility). Sales of  ADSs, if any, under the Sales Agreement will be issued and sold pursuant to our Registration Statement on Form S-3 which was declared effective on May 17, 2021 and will be made in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act.  Pursuant to the Sales Agreement, Cantor has agreed to act as sales agent on a best efforts basis and use commercially reasonable efforts to sell on our behalf all of the ADSs we requested to be sold in accordance with the Sales Agreement, consistent with Cantor’s normal trading and sales practices, on mutually agreed terms.

On April 25, 2022, we filed a prospectus supplement with the SEC for the issuance and sale of up to $18,125,000 of ADSs in connection with the reactivation of the ATM Facility and pursuant to General Instruction I.B.6 of Form S-3, which, subject to certain exceptions, limits the amount of securities we are able to offer and sell under such registration statement during any twelve month period to one-third of our unaffiliated public float.

During the year ended December 31, 2022, we sold 130,505 ADSs at an average price of USD 2.11 per ADS, through the ATM facility, resulting in gross proceeds of $275,000.

As shown in the accompanying consolidated financial statements, we have incurred losses and cash flow deficits from operations since inception, resulting in an accumulated deficit at December 31, 2022 of approximately $64 million. We have financed operations to date primarily through public and private placements of equity securities. We anticipate that we will continue to incur net losses for the foreseeable future. We believe that our existing cash, cash equivalents and bank deposits will be sufficient to fund our projected cash needs only through March 31, 2024. To meet future capital needs we would need to raise additional capital through equity or debt financing or other strategic transactions. However, any such financing may not be available to us on favorable terms or at all. Our failure to obtain sufficient funds on commercially acceptable terms when needed would have a material adverse effect on our business, results of operations and financial condition.

Current Outlook

We estimate that our current cash resources will allow us to execute our business plans at least through March 31, 2024.

Developing drugs, conducting preclinical and clinical trials, obtaining commercial manufacturing capabilities and commercializing products is expensive, and we will need to raise substantial additional funds to achieve our strategic objectives. We will require significant additional financing in the future to fund our operations, including if and when we progress into clinical trials of our product candidates, obtain regulatory approval for one or more of our product candidates, obtain commercial manufacturing capabilities and commercialize one or more of our product candidates. Our future capital requirements will depend on many factors, including, but not limited to:

●	the progress and costs of our preclinical and clinical trials and other research and development activities;

●	the scope, prioritization and number of our preclinical and clinical trials and other research and development programs;

●	the amount of revenues and contributions we receive under future licensing, collaboration, development and commercialization arrangements with respect to our product candidates;

●	the costs of development and expansion of our operational infrastructure;

●	the costs and timing of obtaining regulatory approval for one or more of our product candidates;

●	our ability, or that of our collaborators, to achieve development milestones, marketing approval and other events or developments under potential future licensing agreements;

●	the costs of filing, prosecuting, enforcing and defending patent claims and other intellectual property rights;

●	the costs and timing of securing manufacturing arrangements for clinical or commercial production;

●	the costs of contracting with third parties to provide sales and marketing capabilities for us or establishing such capabilities ourselves;

●	the costs of acquiring or undertaking development and commercialization efforts for any future products, product candidates or technology;

●	the magnitude of our general and administrative expenses; and

●	any additional costs that we may incur under future in- and out-licensing arrangements relating to one or more of our product candidates.

Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through capital raising or by out-licensing and/or co-developing applications of one or more of our product candidates. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of or eliminate research or development plans for, or commercialization efforts with respect to, one or more of our product candidates and make the necessary change to our operations to reduce the level of our expenditures in line with available resources.

We are a development-stage company and it is not possible for us to predict with any degree of accuracy the outcome of our research and development efforts. As such, it is not possible for us to predict with any degree of accuracy any significant trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our net loss, liquidity or capital resources, or that would cause financial information to not necessarily be indicative of future operating results or financial condition. However, to the extent possible, certain trends, uncertainties, demands, commitments and events are described in this item.

Critical Accounting Estimates

Our financial statements are prepared in accordance with generally accepted accounting principles in the United States (GAAP). The preparation of our financial statements and related disclosures in accordance with GAAP requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements, we believe that the following accounting estimates are those that include a higher degree of judgment or complexity and are reasonably likely to have a material impact on our financial condition or results of operations and are therefore considered critical accounting estimates.

Share-Based Compensation

We apply Accounting Standard Codification (ASC) 718-10, “Share-Based Payment,” which requires the measurement and recognition of compensation expenses for all share-based payment awards made to employees and directors, including employee options under our option plans based on estimated fair values.

ASC 718-10 requires that we estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The fair value of the award is recognized as an expense over the requisite service periods in our statements of comprehensive loss. We recognize share-based award forfeitures as they occur, rather than estimate by applying a forfeiture rate.

In June 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2018-07, “Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting”, which simplifies the accounting for nonemployee share-based payment transactions by aligning the measurement and classification guidance, with certain exceptions, to that for share-based payment awards to employees. The amendments expand the scope of the accounting standard for share-based payment awards to include share-based payment awards granted to non-employees in exchange for goods or services used or consumed in an entity’s own operations and supersedes the guidance related to equity-based payments to non-employees. We adopted these amendments on January 1, 2019.

We recognize compensation expenses for the fair value of non-employee awards over the requisite service period of each award.

We estimate the fair value of options granted as equity awards using a Black-Scholes options pricing model. The option-pricing model requires a number of assumptions, of which the most significant are share price, expected volatility and the expected option term (the time from the grant date until the options are exercised or expire). We determine the fair value per share of the underlying stock by taking into consideration our most recent sales of stock, as well as additional factors that we deem relevant. Our board determined the fair value of ordinary shares based on valuations performed using the Option Pricing Method subject to relevant facts and circumstances. We have historically been a private company and lack company-specific historical and implied volatility information of our stock. Expected volatility is estimated based on volatility of similar companies in the biotechnology sector. Historically, we have not paid dividends and have no foreseeable plans to issue dividends. The risk-free interest rate is based on the yield from governmental zero-coupon bonds with an equivalent term. The expected option term is calculated for options granted to employees and directors using the “simplified” method. Grants to non-employees are based on the contractual term. Changes in the determination of each of the inputs can affect the fair value of the options granted and our results of operations.

Quantitative and Qualitative Disclosures about Market Risks

Foreign Currency Exchange Risk

Our functional currency is the U.S. Dollar. We are exposed to foreign exchange rate risk. We are located in Israel, where part of our general and administrative expenses costs is incurred in New Israeli Shekels. During each of the years ended December 31, 2022 and 2021, we recognized foreign currency transaction loss of $609 thousand and $176 thousand, respectively. These foreign currency transaction gains and losses were recorded in financial expenses. We believe that a 10% change in the exchange rate between the U.S. Dollar and New Israeli Shekel would not have a material impact on our financial position or results of operations.

As we continue to grow our business, our results of operations and cash flows will be subject to fluctuations due to changes in foreign currency exchange rates, which could adversely impact our results of operations. To date, we have not entered into any foreign currency hedging contracts to mitigate our exposure to foreign currency exchange risk.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description
99.1	Consolidated Financial Statements as of December 31, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEMOMAB THERAPEUTICS LTD.

Date: February 21, 2023	By:	/s/ Donald Marvin
Name: Donald Marvin
Title: Executive V.P., Chief Financial Officer and Chief Operating Officer